EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-199503) of Jabil Inc. and subsidiaries, and

(2)	Registration Statement (Form S-8 Nos. 333-187772, 333-172458, 333-172457, 333-172443, 333-165921, 333-132721, 333-112264, 333-98299, 333-106123, 333-146577, 333-149277, and 333-158291) of Jabil Inc. and subsidiaries of our reports dated October 19, 2017, with respect to the consolidated financial statements and schedule of Jabil Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Jabil Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended August 31, 2017.

/s/ ERNST & YOUNG LLP Certified Public Accountants

Tampa, Florida

October 19, 2017